CONTACT: MedAire, Inc.

JILL DRAKE

+1.480.333.3700

jdrake@medaire.com

CONTACT: US Airways

MEDIA RELATIONS

+1.480.693.5729

JILL DRAKE

480-333-3700

jdrake@medaire.com

80 East Rio Salado Pkwy, Suite 610
Tempe, AZ 85281 USA
PH: +1 480.333.3700
www.MedAire.com
ASX: MDE

For Immediate Release

FOR IMMEDIATE RELEASE

US Airways Expands MedAire Contract to Include
Crewmember Remote Medical Assistance

TEMPE, Ariz. – June 14 – MedAire Inc. (ASX: MDE) a global provider of remote medical expertise, education, and equipment for 90 airlines worldwide, has been successfully serving US Airways’ (NYSE: LLC) crewmembers on duty travel with 24/7 remote-based emergency medical assistance services for several months as part of a one-year agreement. The scope of the assistance services includes approximately 3,800 daily flights to 28 destination countries.

“By seeking help at the onset of a medical situation, airline crewmembers minimize the possibility of future or escalated emergencies,” said Heidi Giles, vice president of Global Response Services for MedAire. “Because of the level of remote medical management expertise of our staff of communication specialists, registered nurse case managers and physicians, we can resolve many situations over the telephone – protecting crewmembers and offering cost containment for the airline.”

Since 1985, MedAire has provided airline pilots, flight attendants and on-duty airline personnel with emergency prescription refills, local physician referrals and on-site physician visits for a variety of crew injuries and illnesses ranging from flu symptoms and allergic reactions to broken bones, cracked teeth and food poisoning. When medically warranted, MedAire can also arrange for emergency transport services and evacuation coordination.

MedAire has been a well-known name among both US Airways and merger partner America West Airlines who have utilized its emergency medical kits and the 24/7 MedLink Global Response Center which provides airport medical screening and in-flight medical service to passengers.

“The addition of the Crew Support program not only promotes health and safety, but demonstrates our commitment to the well-being of our crewmembers,” said Bob Hemphill, US Airways’ manager of cabin safety.

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Statements contained in this press release that are not historical facts are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements contained in this press release include, but are not limited to unanticipated trends in the markets served by the Company, changes in health care, telemedicine or insurance regulations, international and domestic economic, competitive and security conditions, governmental regulation and associated legal costs, the Company’s ability to stay abreast of technology demands, and such other factors as are described in the Company’s filings with the U.S. Securities and Exchange Commission.

About US Airways
US Airways is the fifth largest domestic airline employing more than 36,000 aviation professionals worldwide. US Airways, US Airways Shuttle and US Airways Express operate approximately 3,800 flights per day and serve more than 230 communities in the United States, Canada, Europe, the Caribbean and Latin America. The new US Airways — the product of a merger between America West and US Airways in September 2005 — is a member of the Star Alliance, which provides connections for customers to 841 destinations in 157 countries worldwide.

About MedAire, Inc.

Since 1986, MedAire has provided a life-saving solution of remote medical expertise, education, and equipment for travelers in the aviation and maritime industries. The company prepares its clients with knowledge, confidence, and the right resources and advice to handle remote medical situations. Using 20 years of medical incident data, MedAire continuously develops up-to-date and internationally-compliant products and services to meet the unique needs of the remote traveler. MedAire’s life-saving solution includes 24/7 direct telephonic access to board-certified physicians, medical education, medical kits and defibrillators. Based in Phoenix, AZ, MedAire is listed under MDE on the Australian Stock Exchange and can be found online at www.MedAire.com.